UNITED STATES
SECURITIES AND EXCHANGE
 COMMISSION
WASHINGTON, DC 20549
__________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2017

SINCERITY APPLIED MATERIALS HOLDINGS CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-201365	30-0803939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Level 4, 10 Yarra Street South Yarra (Australia) VIC 3141
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	+ 61-3-98230361

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01. Entry into a Material Definitive Agreement.

On December 19, 2017 we entered into a Securities Purchase Agreement (“SPA”) with Auctus Fund, LLC, a Delaware limited liability company (“Purchaser”), pursuant to which we issued and sold to the Purchaser a convertible promissory note, dated November 20, 2017, in the principal amount of $112,500 (the “Note”). In connection with the foregoing, we also entered into a Registration Rights Agreement with the Purchaser dated November 20, 2017 (the “Registration Rights Agreement”). Effective as of December 19, 2017 we also entered into Amendment No. 1 to the SPA which provides that the SPA, Note and Registration Rights Agreement shall each be deemed to be dated December 19, 2017, the closing date of the transaction.

The Note, which is due on August 20, 2018, bears interest at the rate of 12% per annum. All principal and accrued interest on the Note is convertible into shares of our common stock at the election of the Purchaser at any time at a conversion price equal to the lesser of (i) the lowest trading price for our common stock during the 25 trading days prior to the issuance date of the Note, or (ii) a 50% discount to the lowest trading price for our common stock during the 25 trading day period immediately prior to conversion.

The conversion price discount will increase by 10% should we no longer be DWAC eligible; increased by 15% if we experience a DTC "chill" on our shares; and if both no longer DWAC eligible and a DTC chill the discount will be increased by 25%. The discount increases an additional 30% if we cease to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended, or if we fail to deliver free trading stock to the Purchaser upon a conversion of the Note after 181 days from the issuance date of the Note. Further, our failure to timely deliver shares to the Purchaser upon conversion will result in a payment to Purchaser of $2,000 in cash per day.

We have the right to prepay the Note within 90 days of the issuance date at a premium of 135% of all amounts owed to Purchaser and at a premium of 150% if prepaid more than 90 but less than 180 days following the issuance date. We have no right to prepay the Note more than 180 days after the issuance date.

The Note contains customary default events which, if triggered and not timely cured, will result in default interest and penalties. The Note also contains a right of first refusal provision with respect to future financings by us. Pursuant to the Registration Rights Agreement, we are required to register the shares into which the Note is converted. We must file the registered shares within 60 days of the filing date and have it declared effective within 180 days of the filing date.

The foregoing description of the Securities Purchase Agreement, the Note, the Registration Rights Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Securities Purchase Agreement, the Note and the Registration Rights Agreement which are included in this Current Report as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 3.02. Unregistered Sale of Equity Securities.

Reference is made to the disclosures set forth under Item 1.01 above, which disclosures are incorporated herein by reference.

Effective December 19, 2017 we issued a convertible promissory note in the principal amount of $112,500 in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Securities Purchase Agreement dated November 20, 2017
10.2	12% Convertible Promissory Note dated November 20, 2017
10.3	Registration Rights Agreement dated November 20, 2017
10.4	Amendment No. 1 to Securities Purchase Agreement dated November 20, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCERITY APPLIED MATERIALSHOLDINGS CORP.

Date: December 27, 2017	By:	/s/ Zhang Yiwen
	Name:	Zhang Yiwen
	Title:	Chief Executive Officer